EXHIBIT 10.29

January 15, 2008

Julie Cherrington

[Address]

Dear Julie:

This letter confirms that the Board of Directors has elected to forgive $60,000 in principal and $945.00 in accrued interest1, effective on January 15, 2008, pursuant to your note dated July 22, 2004. As a result of the forgiveness of these amounts, there is no remaining principal outstanding under the note.

In addition, this letter confirms that Phenomix shall make a one-time cash payment in the amount of $13,290 to you during fiscal 2008, subject to your continued employment with Phenomix. If, after the payment of this amount and prior to July 22, 2009, you resign voluntarily from Phenomix or you are terminated for “Cause,” $13,290 shall be due and payable from you to Phenomix upon such voluntary resignation or termination for Cause.

For purposes of this letter, (a) your resignation will not be deemed voluntary if you resign due to (i) the assignment to you of any duties or a reduction in your duties, either of which results in a significant diminution in your responsibilities with Phenomix, (ii) a material reduction in your base salary as in effect immediately before such reduction, (iii) a material reduction in the kind or level of employee benefits to which you are entitled immediately prior to such reduction, with the result that your overall benefits package is substantially reduced, except for across-the-board reduction similarly affecting all or substantially all management or (iv) the relocation of your employment to a facility or location more than 50 miles from the location where you are principally employed by Phenomix, which relocation is not approved by you, and (b) “Cause” shall have the meaning ascribed thereto in Phenomix’s 2001 Stock Option Plan.

In connection with the above, you acknowledge and agree that Phenomix shall no longer be obligated to pay you the bonus amounts described in Section 11 of your employment offer letter agreement with Phenomix, dated August 27, 2003.

Best Regards;

/s/ Brian L. Baker

Brian L. Baker, CPA

Vice President, Finance

Acknowledged and agreed:

/s/ Julie Cherrington
Julie Cherrington

[1]	Loan is anticipated to qualify as an employee relocation loan for federal tax purposes and thus the interest portion will be excluded from taxable income.

Phenomix Corporation • 5871 Oberlin Drive, Suite 200 • San Diego, CA 92121• 858-731-5200 telephone • 858-731-5226 fax